Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS RECORD 2015 FIRST QUARTER RESULTS AND
RAISES FY2015 EPS GUIDANCE

●	First quarter adjusted diluted EPS of $0.58 was 16% higher than prior year of $0.50. GAAP diluted EPS is $0.70, reflecting a $0.12 benefit from discrete tax benefits (Table C).
●	Sales of $471.8 million were 2.2% higher than last year (6.1% in constant currency) driven by Commercial Aerospace (up 8.3% in constant currency).
●	Operating income was $82.6 million, 17.5% of sales, as compared to $74.6 million, 16.2% of sales in 2014.
●	FY2015 adjusted diluted EPS guidance now $2.33 to $2.43 (previously $2.26 to $2.38).

	Quarter Ended March 31,
(In millions, except per share data)	2015	2014	% Change

Net Sales	$471.8	$461.7	2.2%
Net sales change in constant currency			6.1%
Operating Income	82.6	74.6	10.7%
As a % of sales	17.5%	16.2%
Net Income	68.1	50.1	35.9%
Diluted net income per share	$0.70	$0.50	40.0%

Adjusted Net Income	56.5	50.1	12.8%
Adjusted diluted net income per share	$0.58	$0.50	16.0%

STAMFORD, CT. April 20, 2015 – Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2015. Net sales during the quarter were $471.8 million, 2.2% higher than the $461.7 million reported for the first quarter of 2014. Operating income for the period was $82.6 million, compared to $74.6 million last year. Net income for the first quarter of 2015 was $68.1 million, or $0.70 per diluted share. Excluding the impact of tax adjustments (Table C), adjusted diluted net income for the first quarter was $0.58 per share compared to $0.50 per diluted share in 2014.

Chief Executive Officer Comments

Nick Stanage commented, “This was a great start to the year for Hexcel, as solid execution enabled us to deliver excellent results. For the quarter, our adjusted diluted EPS of $0.58 was 16% higher than last year, on a constant currency sales increase of 6.1%. In constant currency, our Commercial Aerospace sales were up over 8% and our Industrial sales were up nearly 11% compared to the first quarter of 2014. Our Space & Defense sales were 3.6% lower than last year, following a record fourth quarter of 2014.”

Looking ahead, Mr. Stanage said, “While the strengthening dollar reduces our reported sales, it provides a modest tailwind for our 2015 earnings. Our strong operational performance combined with expected 2015 constant currency sales and an estimated four-cent benefit from the strengthening dollar for the year, leads us to increase our 2015 adjusted diluted EPS guidance to $2.33-$2.43 (previously it was $2.26-$2.38). The company’s 2015 focus continues to be on manufacturing throughput, capacity expansion and superior execution to prepare for the substantial production ramp up in 2016 and 2017.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $320.3 million increased 5.6% (8.3% in constant currency) for the quarter as compared to the first quarter of 2014. Revenues attributed to new aircraft programs (B787, A350, A320neo and B737 MAX) increased over 25% versus the same period last year, with A350 shipments leading the growth. Airbus and Boeing legacy aircraft related sales for the quarter were down slightly compared to the first quarter of 2014, but just above the second half 2014 run rate.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were about 5% higher compared to the first quarter of 2014.

Space & Defense

•

Space & Defense sales of $88.9 million were 7.0% lower (3.6% lower in constant currency) than the first quarter of 2014, following record sales in the fourth quarter of 2014 due to the timing of shipments.  Sales to the C-17 program essentially ended this quarter, as expected, and accounted for most of the decline in constant currency sales.

Industrial

•

Total Industrial sales of $62.6 million for the first quarter of 2015 were flat compared with the first quarter of 2014, but 10.6% higher in constant currency. The constant currency sales increase was driven by about a 15% increase in wind energy sales as compared to the first quarter of 2014.

Operations

•

Sales volume, the continued improvement in operating performance, product mix and the impact of exchange rates resulted in gross margin of 30.1% of net sales for the quarter, as compared to 28.0% in the first quarter of 2014. Exchange rates contributed about 100 basis points to the gross margin percentage increase. Selling, general and administrative expenses were $5.7 million higher than the first quarter of 2014, with over half of the increase due to the timing of recording stock compensation expense. Total stock compensation expense for the first quarter was $12.0 million as compared to $8.8 million in 2014. Stock compensation expense is expected to be lower for the remainder of the year as compared to 2014. Research and technology (R&T) expenses in the first quarter of 2015 of $12.5 million were $1.1 million lower than the comparable 2014 period, primarily due to the impact of exchange rates.

•

Operating income in the 2015 first quarter was $82.6 million or 17.5% of sales as compared to $74.6 million or 16.2% of sales in 2014, with exchange rates contributing about 90 basis points to the percentage increase. Adjusted for the impact of exchange rates, operating income leverage was about 25% on the incremental sales, including the increase in stock compensation expense.

Cash and other

•

The tax provision was $12.9 million for the quarter, an effective tax rate of 16.0%. The quarter included benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions. Excluding these discrete benefits, our effective rate for the first quarter was 30.4%, in line with our full year expectations. The effective rate for the first quarter of 2014 was 31.3%.

•

Free cash flow for the first quarter of 2015 was a use of $110 million versus a use of $22 million in 2014, as seasonal effects typically cause cash usage in the first quarter. Working capital usage was particularly high this quarter due primarily to timing. Cash payments for capital expenditures primarily related to capacity expansions were $95 million in the first quarter of 2015 ($66.5 million on an accrual basis) as compared to $55 million in the first quarter of 2014. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•

Total debt, net of cash as of March 31, 2015 was $457.5 million, an increase of $112.1 million from December 31, 2014. As of March 31, 2015, $241 million in borrowing capacity and cash on hand were available.

•	As announced today, the Board of Directors declared a $0.10 quarterly dividend. The dividend will be payable to stockholders of record as of May 4, 2015, with a payment date of May 18, 2015.

2015 Outlook

•

Sales of $1.86-$1.94 billion, previously it was $1.9-$2.0 billion. The decrease is due to the impact of the strengthening dollar on our Euro and British pound denominated sales, as our constant currency view of 2015 sales is unchanged.

•	Adjusted diluted earnings per share of $2.33 to $2.43, previously it was $2.26 to $2.38.
•	Free cash flow of $10-$60 million, unchanged from the previous estimate.
•	Accrual basis capital expenditures of $260-$290 million remain unchanged.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 21, 2015 to discuss the first quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2361 and the confirmation code is 6107703.  The call will be simultaneously hosted on Hexcel’s web site at http://www.media-server.com/m/acs/b4ad870caa958f593c1d02efeee379dd. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2015 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2015	2014
Net sales	$471.8	$461.7
Cost of sales	330.0	332.5

Gross margin	141.8	129.2
% Gross margin	30.1%	28.0%

Selling, general and administrative expenses	46.7	41.0
Research and technology expenses	12.5	13.6

Operating income	82.6	74.6

Interest expense, net	1.9	1.8

Income before income taxes and equity in earnings from affiliated companies	80.7	72.8
Provision for income taxes	12.9	22.8

Income before equity in earnings from affiliated companies	67.8	50.0
Equity in earnings from affiliated companies	0.3	0.1

Net income	$68.1	$50.1

Basic net income per common share:	$0.71	$0.51

Diluted net income per common share:	$0.70	$0.50

Weighted-average common shares:

Basic	96.2	98.5
Diluted	97.9	100.6

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$22.7	$70.9
Accounts receivable, net	289.8	233.5
Inventories	314.4	290.1
Prepaid expenses and other current assets	84.3	87.2
Total current assets	711.2	681.7

Property, plant and equipment	1,891.9	1,868.7
Less accumulated depreciation	(630.7)	(630.5)
Property, plant and equipment, net	1,261.2	1,238.2

Goodwill and other intangible assets, net	59.1	59.8
Investments in affiliated companies	32.0	34.2
Other assets	23.7	22.5
Total assets	$2,087.2	$2,036.4

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$0.2	$1.3
Accounts payable	140.1	175.0
Accrued liabilities	139.2	134.3
Total current liabilities	279.5	310.6

Long-term debt	480.0	415.0
Other non-current liabilities	162.2	160.9
Total liabilities	921.7	886.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 105.8 shares issued at March 31, 2015 and 104.8 shares issued at December 31, 2014	1.1	1.0
Additional paid-in capital	706.8	678.5
Retained earnings	904.0	845.5
Accumulated other comprehensive income	(135.0)	(69.7)
	1,476.9	1,455.3
Less – Treasury stock, at cost, 9.5 and 9.3 shares at March 31, 2015 and December 31, 2014, respectively.	(311.4)	(305.4)
Total stockholders' equity	1,165.5	1,149.9
Total liabilities and stockholders' equity	$2,087.2	$2,036.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended March 31,
(In millions)	2015	2014

Cash flows from operating activities
Net income	$68.1	$50.1

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	18.3	17.1
Amortization of deferred financing costs	0.3	0.3
Deferred income taxes	11.3	19.3
Equity in earnings from affiliated companies	(0.3)	(0.1)
Stock-based compensation expense	12.0	8.8
Excess tax benefits on stock-based compensation	(8.5)	(3.5)

Changes in assets and liabilities:
Increase in accounts receivable	(70.3)	(48.3)
Increase in inventories	(37.9)	(18.3)
Decrease (increase) in prepaid expenses and other current assets	0.9	(6.4)
(Decrease) increase in accounts payable/accrued liabilities	(5.3)	11.9
Other – net	(3.2)	2.5
Net cash (used in) provided by operating activities (a)	(14.6)	33.4

Cash flows from investing activities
Capital expenditures (b)	(95.0)	(55.0)
Net cash used in investing activities	(95.0)	(55.0)

Cash flows from financing activities
Borrowings from senior credit facility	65.0	60.0
Repayments of other debt, net	(1.1)	(0.2)
Dividends paid	(9.6)	—
Stock repurchases	—	(48.3)
Activity under stock plans	10.4	(5.2)
Net cash provided by financing activities	64.7	6.3

Effect of exchange rate changes on cash and cash equivalents	(3.3)	(0.2)
Net decrease in cash and cash equivalents	(48.2)	(15.5)
Cash and cash equivalents at beginning of period	70.9	65.5
Cash and cash equivalents at end of period	$22.7	$50.0

Supplemental Data:
Free cash flow (a)+(b)	$(109.6)	$(21.6)
Accrual basis additions to property, plant and equipment	$66.5	$40.0

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2015 and 2014				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2015	2014	B/(W) %	FX Effect (b)	2014	B/(W) %
Commercial Aerospace	$320.3	$303.2	5.6	$(7.5)	$295.7	8.3
Space & Defense	88.9	95.6	(7.0)	(3.4)	92.2	(3.6)
Industrial	62.6	62.9	(0.5)	(6.3)	56.6	10.6
Consolidated Total	$471.8	$461.7	2.2	$(17.2)	$444.5	6.1
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	67.9	65.7			66.5
Space & Defense	18.8	20.7			20.8
Industrial	13.3	13.6			12.7
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2014 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2015 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2015
Net sales to external customers	$367.4	$104.4	$—	$471.8
Intersegment sales	20.4	0.1	(20.5)	—
Total sales	387.8	104.5	(20.5)	471.8
Operating income (loss)	89.2	14.7	(21.3)	82.6
% Operating margin	23.0%	14.1%		17.5%

Depreciation and amortization	16.7	1.5	0.1	18.3
Stock-based compensation expense	3.6	0.5	7.9	12.0
Accrual based additions to capital expenditures	62.1	4.4	—	66.5
First Quarter 2014
Net sales to external customers	$356.3	$105.4	$—	$461.7
Intersegment sales	18.5	0.1	(18.6)	—
Total sales	374.8	105.5	(18.6)	461.7
Operating income (loss)	75.9	16.4	(17.7)	74.6
% Operating margin	20.3%	15.5%		16.2%

Depreciation and amortization	15.6	1.4	0.1	17.1
Stock-based compensation expense	3.3	0.7	4.8	8.8
Accrual based additions to capital expenditures	38.4	1.6	—	40.0

(a)	We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP (adjusted) Operating Income and Net Income				Table C
			Unaudited
			Quarter Ended March 31,
(In millions)			2015	2014

GAAP operating income			$82.6	$74.6
- Stock-based compensation expense			12.0	8.8
- Depreciation and amortization			18.3	17.1
EBITDA			$112.9	$100.5
	Unaudited
	Quarter Ended March 31,
	2015		2014
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$68.1	$ 0.70	$50.1	$0.50
- Discrete tax benefits (a)	(11.6)	(0.12)	—	—
Adjusted net income	$56.5	$ 0.58	$50.1	$0.50

(a)	The current quarter includes benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions.

Management believes that EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2015	2014	2014

Notes payable and current maturities of debt	$0.2	$1.3	$2.8
Long-term notes payable	480.0	415.0	352.0
Total Debt	480.2	416.3	354.8
Less: Cash and cash equivalents	(22.7)	(70.9)	(50.0)
Total debt, net of cash	$457.5	$345.4	$304.8